                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                  Cellular Communications International, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

                  CELLULAR COMMUNICATIONS INTERNATIONAL, INC.

                              110 EAST 59TH STREET
                            NEW YORK, NEW YORK 10022
                            ------------------------

                              PROXY STATEMENT AND
                 NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 3, 1998
                            ------------------------


     The Annual Meeting of Stockholders of Cellular Communications International, Inc. (the "Company") will be held at 9:15 a.m. local time, on Wednesday, June 3, 1998, at The Waldorf Astoria Hotel, fourth floor, Park Avenue Center/North, located at 301 Park Avenue, New York, New York 10022, for the following purposes:


          1. To elect two directors to the Board of Directors.

          2. To ratify the appointment by the Board of Directors of Ernst & Young LLP as independent auditors for the year ending December 31, 1998.

          3. To approve an amendment of the Fourth Article of the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 25,000,000 to 75,000,000.

          4. To transact any other business that may properly be brought before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on April 14, 1998, as the record date for the determination of the stockholders entitled to notice of and to vote at the meeting. Accordingly, only stockholders of record at the close of business on that date will be entitled to vote at the meeting. The transfer books will not be closed. A list of the stockholders entitled to vote at the meeting will be located at the Company's principal executive offices, 110 East 59th Street, New York, New York 10022, at least ten days prior to the meeting and will also be available for inspection at the meeting.

     A copy of the Annual Report for 1997 is being mailed together with this proxy material.

     It is important that your shares be represented at the meeting. Regardless of whether you plan to attend the meeting, please execute the enclosed proxy and return it promptly in the accompanying postage-paid envelope. Submitting this executed proxy will not preclude your right to revoke it and to vote in person at the meeting.

                                          By order of the Board of Directors,

                                          RICHARD J. LUBASCH
                                          Secretary

New York, New York
April 28, 1998

                  CELLULAR COMMUNICATIONS INTERNATIONAL, INC.

                              110 EAST 59TH STREET
                            NEW YORK, NEW YORK 10022

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 3, 1998
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     This proxy statement sets forth certain information with respect to the accompanying proxy proposed to be used at the Annual Meeting of Stockholders of Cellular Communications International, Inc. (the "Company"), or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The Board of Directors of the Company solicits this proxy and urges you to sign the proxy, fill in the date, and return it immediately to the Secretary of the Company. The prompt cooperation of the stockholders is necessary in order to ensure a quorum and to avoid expenses and delay.

     Holders of record of the Company's Common Stock, par value $.01 per share (the "Common Stock"), at the close of business on April 14, 1998, will be entitled to vote at the meeting. At the close of business on April 14, 1998, 16,516,970 shares of Common Stock were outstanding and entitled to vote at the meeting. Each share of Common Stock is entitled to one vote.

     The proxy is revocable on written instructions, including a subsequently received proxy, signed in the same manner as the proxy, and received by the Secretary of the Company at any time at or before the balloting on the matter with respect to which such proxy is to be exercised. If you attend the meeting you may, if you wish, revoke your proxy by voting in person. This proxy statement and the accompanying proxy materials are being mailed to stockholders on or about April 28, 1998.


     The meeting will be held at 9:15 a.m. local time, on Wednesday, June 3, 1998, at The Waldorf Astoria Hotel, Park Avenue Center/North, located at 301 Park Avenue, New York, New York 10022.


     All expenses of soliciting proxies, including clerical work, printing and postage, will be paid by the Company. Proxies may be solicited personally, or by mail, telephone or facsimile, by current and former directors, officers and other employees of the Company, but the Company will not pay any compensation for such solicitations. In addition, the Company has agreed to pay D.F. King & Co., Inc. a fee of $4,000, plus reasonable expenses, for proxy solicitation services. The Company will also reimburse brokers and other persons holding shares in their names or in the names of nominees for their expenses for sending material to principals and obtaining their proxies.

                        SECURITY OWNERSHIP OF PRINCIPAL
                          STOCKHOLDERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock, as of April 10, 1998, after giving retroactive effect to the 3-for-2 stock split by way of stock dividend, paid on April 14, 1998, by (i) each executive officer and director of the Company, (ii) all directors and executive officers as a group (iii) stockholders holding 5% or more of the Company's Common Stock.


                                                               AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                                          ---------------------------------------------------
                                                                        PRESENTLY
                                                           COMPANY     EXERCISABLE
EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS    STOCK      OPTIONS(1)       TOTAL      PERCENT(2)
--------------------------------------------------------  ---------    -----------    ---------    ----------
William B. Ginsberg(3).............................         359,746       656,673     1,016,419         5.92%
J. Barclay Knapp...................................         139,734       282,028       421,762         2.51
Richard J. Lubasch(4)..............................          43,124       111,784       154,908            *
Stanton N. Williams................................          36,450       111,000       147,450            *
Gregg Gorelick.....................................           2,406        58,252        60,658            *
Del Mintz(5).......................................         369,674        52,782       422,456         2.55
Sidney R. Knafel(6)................................         258,151        52,782       310,933         1.88
Alan J. Patricof(7)................................          19,395        52,782        72,177            *
Warren Potash......................................              94        52,782        52,876            *
All directors and officers as a group (9 in number)..     1,228,774     1,430,865     2,659,639        14.82

Massachusetts Financial Services Company(8)........       1,871,113            --            --        11.33
  500 Boylston Street
  Boston, MA 02116
HBK Investments L.P.(9)............................       1,057,800            --            --         6.41
HBK Finance L.P.(10)
  777 Main Street, Suite 2750
  Fort Worth, TX 76102
President and Fellows of Harvard College(10).......         905,325            --            --         5.48
  600 Atlantic Avenue
  Boston, MA 02210
T. Rowe Price Associates, Inc.(11).................         855,300            --            --         5.18
  100 E. Pratt Street
  Baltimore, MD 21202


---------------
* Represents less than one percent.

 (1) Includes shares of Common Stock purchasable upon the exercise of options which are exercisable or become so in the next 60 days ("Presently Exercisable Options").

 (2) Includes Common Stock and Presently Exercisable Options.

 (3) Includes 21,750 shares of Common Stock owned by Mr. Ginsberg's wife, as to which shares Mr. Ginsberg disclaims beneficial ownership.

 (4) Includes 187 shares of Common Stock owned by Mr. Lubasch as custodian for his child, as to which shares Mr. Lubasch disclaims beneficial ownership.


 (5) Includes 20,740 shares of Common Stock owned by Mr. Mintz's children or by Mr. Mintz's children as trustees for their children, 43 shares owned by Mr. Mintz's wife and 22,876 shares which were purchased by CBDM, Inc., a subchapter "S" Corporation that is owned by the children and grandchildren of Mr. Mintz. Mr. Mintz acts in an advisory capacity to the shareholders of CBDM, Inc. Mr. Mintz disclaims beneficial ownership of all of the shares referenced in this note.



 (6) Includes 80,311 shares of Common Stock owned by a trust account for the benefit of a child of Mr. Knafel, as to which shares Mr. Knafel disclaims beneficial ownership. An additional 80,311 shares are owned by an adult child of Mr. Knafel, as to which shares Mr. Knafel disclaims beneficial ownership.


                                         (footnotes continued on following page)

 (7) Includes 117 shares of Common Stock owned by Mr. Patricof's wife, 454 shares owned by, or in trust for the benefit of, Mr. Patricof's children as to which Mr. Patricof disclaims beneficial ownership.



 (8) Based solely upon a Form 13-G, Amendment No. 2, dated February 13, 1998, filed by Massachusetts Financial Services Company.



 (9) Based solely upon a Form 13-D, dated March 2, 1998, filed by HBK Investments L.P. and HBK Finance L.P.



(10) Based solely upon a Form 13-G, dated February 12, 1998, filed by President and Fellows of Harvard College.



(11) Based solely upon a Form 13-G, dated February 12, 1998, filed by T. Rowe Price Associates, Inc.


            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities file with the SEC, and with each exchange on which the Common Stock trades, initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by the SEC's regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1997, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                             ELECTION OF DIRECTORS
                                    (ITEM 1)

ELECTION OF DIRECTORS


     Pursuant to the Company's Restated Certificate of Incorporation, which provides for a classified Board of Directors, the Board of Directors consists of three classes of directors with overlapping three year terms. One class of directors is to be elected each year with terms expiring on the third succeeding annual meeting after such election. The terms of two directors expire this year. Accordingly, at the meeting, two directors will be elected to serve for a three year term and until their successors shall have been elected and qualified. Unless otherwise indicated on any proxy, the proxy holders intend to vote the shares it represents for the nominees whose biographical sketches appear in the section immediately following. Both of the nominees are now serving as directors of the Company and were previously elected by the Company's stockholders. As the result of the resignations of one director in each of April 1994 and June 1997, there are two vacancies on the Board of Directors, and there is no intention to fill these vacancies at this time.


     The election to the Board of Directors of each of the nominees identified in this Proxy Statement will require the affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy at the annual meeting and entitled to vote. In tabulating the vote, abstentions and broker non-votes will be disregarded and have no effect on the outcome of the vote.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE
   ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE NOMINEES IDENTIFIED FOR
                                   REELECTION

     The votes applicable to the shares represented by proxies in the accompanying form will be cast in favor of the two nominees below. While it is not anticipated that any of the nominees will be unable to serve, if any should be unable to serve, the proxy holders reserve the right to substitute any other person.

     The nominees and continuing directors of the Company were elected by the Company's stockholders in 1995, 1996 and 1997, as applicable. The continuing directors will serve for the terms indicated and until their successors are duly elected and qualified.

               PRESENT DIRECTORS WHO ARE NOMINEES FOR REELECTION

                                                           POSITION
NAME                                   AGE        (PROPOSED TERM AS DIRECTOR)
----                                   ---        ---------------------------
Sidney R. Knafel.....................   67    Director (2001)
Del Mintz............................   70    Director (2001)

               CONTINUING DIRECTORS WHOSE TERMS ARE NOT EXPIRING

                                                           POSITION
NAME                                   AGE            (TERM AS DIRECTOR)
----                                   ---            ------------------
William B. Ginsberg..................   54    Director, President and Chief
                                              Executive Officer (1999)
J. Barclay Knapp.....................   41    Director, Executive Vice President,
                                              and Chief Operating Officer (1999)
Alan J. Patricof.....................   63    Director (2000)
Warren Potash........................   66    Director (2000)


     Additional information as of April 14, 1998 regarding the two nominees for election as directors and the continuing directors and information regarding executive officers of the Company is as follows:


NOMINEES

     Sidney R. Knafel, a director from and prior to the July 1991 distribution by Cellular Communications, Inc. ("CCI") to its stockholders of the Common Stock of the Company (the "Distribution"), has been Managing Partner of SRK Management Company, a private investment concern, since 1981. In addition, Mr. Knafel is Chairman of Insight Communications, Inc. and BioReliance Corporation. Mr. Knafel is also a director of General American Investors Company, Inc., IGENE Biotechnology, Inc., NTL Incorporated ("NTL"), CoreComm Incorporated ("CoreComm") and some privately owned companies.


     Del Mintz, a director of the Company from and prior to the Distribution, is President of Cleveland Mobile TeleTrak, Inc. and Cleveland Mobile Radio Sales, Inc. and Ohio Mobile TeleTrak, Inc., companies providing telephone answering and radio communications services to Cleveland and Columbus, respectively. Mr. Mintz has held similar positions with the predecessor of these companies since 1967. Mr. Mintz is President of several other companies, and was President and a principal stockholder of Cleveland Mobile Cellular Telephone, Inc. before such company was acquired by merger with CCI's predecessor in 1985. Mr. Mintz is also a director of NTL, CoreComm and several privately owned companies.


CONTINUING DIRECTORS

     William B. Ginsberg, has been President, Chief Executive Officer and a director of the Company from and prior to the Distribution. In April 1994, Mr. Ginsberg was appointed as Chairman of the Company. Mr. Ginsberg had also been President, Chief Executive Officer and a director of CCI since its founding in 1981 until its merger in 1996 into a subsidiary of AirTouch Communications Inc. (the "CCI Merger").

     J. Barclay Knapp, has been Executive Vice President, Chief Operating Officer and a director of the Company from and prior to the Distribution. Mr. Knapp was also Chief Financial Officer of the Company until March 1995. Mr. Knapp was a director and Executive Vice President, Chief Operating Officer and Chief Financial Officer of CCI until the CCI Merger. In addition, Mr. Knapp is a director, President, Chief Financial Officer and Chief Executive Officer of NTL and a director, President and Chief Executive Officer of CoreComm.


     Alan J. Patricof, a director from and prior to the Distribution, is Chairman of Patricof & Co. Ventures, Inc., a venture capital firm he founded in 1969. Mr. Patricof also serves as a director of NTL, CoreComm and other privately owned companies.

     Warren Potash, has been a director from and prior to the Distribution. Mr. Potash retired in 1991 as President and Chief Executive Officer of the Radio Advertising Bureau, a trade association, a position he held since 1989. Prior to that time and beginning in 1986, he was President of New Age Communications, Inc., a communications consultancy firm. Until his retirement in 1986, Mr. Potash was a Vice President of Capital Cities/ABC Broadcasting, Inc., a position he held since 1970. Mr. Potash is also a director of NTL and CoreComm.

EXECUTIVE OFFICERS OTHER THAN DIRECTORS

     Richard J. Lubasch, 51, has been the Company's Vice President-General Counsel and Secretary from and prior to the Distribution. In April 1994, Mr. Lubasch was appointed Senior Vice President and Treasurer of the Company. Mr. Lubasch was Vice President-General Counsel and Secretary of CCI from July 1987 until the CCI Merger. Mr. Lubasch is Senior Vice President-General Counsel and Secretary of NTL and CoreComm.

     Gregg Gorelick, 39, has been the Company's Vice President-Controller from and prior to the Distribution. From 1981 to 1986 he was employed by Ernst & Whinney (now known as Ernst & Young LLP). Mr. Gorelick is a certified public accountant and was Vice President-Controller of CCI from 1986 until the CCI Merger. Mr. Gorelick holds that position at NTL and CoreComm.

     Stanton N. Williams, 36, has been the Company's Vice President and Chief Financial Officer since March 1995. He had been the Director of Corporate Development for the Company from and prior to the Distribution, a title he currently holds at NTL and held at CCI, until the CCI Merger, and at CoreComm until he was appointed Vice-President-Chief Financial Officer in 1997. Prior to joining CCI in 1989, Mr. Williams was employed by Arthur Andersen & Co's consulting division.

     Executive officers of the Company are elected annually by the Board of Directors and serve until their successors are duly elected and qualified.

          INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

     During calendar 1997, seven meetings (including regularly scheduled and special meetings) of the Board of Directors were held. Messrs. Knafel and Mintz serve as members of the Board of Director's compensation and option committee and Messrs. Mintz, Patricof and Potash serve as members of the Board of Director's audit committee. The compensation and option committee reviews and makes recommendations regarding annual compensation for Company officers and the audit committee oversees the Company's financial reporting process on behalf of the Company's Board of Directors. During calendar 1997, the compensation and option committee held two meetings and the audit committee held one meeting. No director during calendar 1997 attended fewer than 88% of the meetings of the Board of Directors and committee meetings of which he was a member. There are no other committees of the Board of Directors. Directors are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors and the committees. In addition, as of December 31, 1997, Messrs. Knafel, Mintz, Patricof and Potash have each been granted options to purchase an aggregate of 66,282 shares of Common Stock at a weighted average price of $12.20 per share, after giving retroactive effect to the 3-for-2 stock split by way of stock dividend, paid on April 14, 1998. Directors are paid a fee of $250 for each Board Meeting and committee meeting that they attend.

                             EXECUTIVE COMPENSATION

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

POLICY

     The Compensation and Option Committee of the Board of Directors (the "Committee") has the responsibility for the design and implementation of the Company's executive compensation program. The Committee is composed entirely of independent non-employee directors.

     The Company's executive compensation program is designed to be closely linked to corporate performance and return to shareholders. To this end, the Company has developed an overall compensation strategy and specific compensation plans that tie a very significant portion of an executive's aggregate compensation to the appreciation in the Company's stock price. In addition, executive bonuses are linked to the achievement of operational goals and therefore relate to shareholder return. The overall objective of this strategy is to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy and to link executive and shareholder interests through equity-based compensation, thereby seeking to enhance the Company's profitability and shareholder value.

     The Committee also recognizes that for Messrs. Ginsberg, Knapp, Lubasch, Williams and Gorelick, the cash portion of their compensation is small in light of their compensation from NTL (which is reimbursed to NTL by the Company based on a reasonable estimate of the time these executives spent on Company activity in the relevant period). The Committee believes that for such executives stock-based compensation becomes even more significant.

     Each year the Committee conducts a review of the Company's executive compensation program to determine the appropriate level and forms of compensation. Such review permits an annual evaluation of the link between the Company's performance and its executive compensation.

     In assessing compensation levels for the named executives, the Committee recognizes the fact that such executives have participated in the development of the Company (and its predecessors) from its earliest stages, and have produced consistent significant long-term value for stockholders of the Company (and its predecessors) over such period. In determining the annual compensation for the Chief Executive Officer, the Committee uses the same criteria as it does for the other named executives.

BASE SALARY AND BONUS

     In furtherance of the Company's incentive-oriented compensation goals set forth above, cash compensation (annual base salary and bonus) is generally set below levels paid by comparable sized telecommunications companies and is supplemented by equity-based option grants. With respect to 1997, the annual salary for each of the named executive officers remained the same as in 1996. In 1997, Messrs. Ginsberg, Lubasch, Williams and Gorelick received bonuses of $120,000, $40,000, $40,000 and $10,000, respectively. This level of emphasis on bonus reflects the Committee's view that a meaningful percentage of compensation should be performance based and the Committee intends to continue to determine bonuses in this light.

STOCK OPTIONS

     Under the Company's stock option plan, stock options were granted to certain Company executive officers during 1997. Information with respect to such option grants to the named executives is set forth in the "Option Grants Table."

     Stock options are designed to align the interest of executives with those of the stockholders. The options generally are granted at an exercise price equal to the market price of the Common Stock on the date of grant and vest over a period of five years. Accordingly, the executives are provided additional incentive to create shareholder value over the long term since the full benefit of the options cannot be realized unless stock price appreciation occurs over a number of years.

     In determining individual option grants, the Committee takes into consideration the number of options previously granted to that individual, the amount of time and effort dedicated to the Company during the preceding year and expected commitment to the Company on a forward-looking basis. The Committee also strives to provide each option recipient with an appropriate incentive to increase shareholder value, taking into consideration their cash compensation levels.

     In 1995, 1996 and 1997, after giving retroactive effect to the 3-for-2 stock split by way of stock dividend, paid on April 14, 1998, Mr. Ginsberg received options to purchase 112,500 shares of Common Stock at an exercise price of $27.83, 75,000 shares of Common Stock at an exercise price of $22.17 and 90,000 shares of Common Stock at an exercise price of $18.67, respectively, (the fair market value of the Common Stock on the dates of grant). Mr. Ginsberg now owns 359,746 shares of the Company's Common Stock and holds options to purchase an additional 763,173 shares. The Committee believes that the equity interest in the Company held by the named executive officers, including Mr. Ginsberg, represents a significant incentive to increase overall shareholder value.

COMPENSATION DEDUCTION CAP POLICY

     In 1994, the Company's stockholders approved an amendment to the Company's stock option plan, among other things, bring the plan into compliance with the rules regarding non-deductibility of compensation in excess of $1 million under sec.162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Any compensation realized from the exercise of such stock options granted at fair market value as of the date of grant thus would generally be exempt from the deduction limitations under sec.162(m) of the Code. Other annual compensation, such as salary and bonus, is not expected to exceed $1 million per executive.

                                          THE COMPENSATION AND OPTION COMMITTEE
                                          Sidney R. Knafel
                                          Del Mintz

GENERAL

     The following table discloses compensation received by the Company's Chief Executive Officer and the four other most highly paid executives officers for the three years ended December 31, 1997.

                          SUMMARY COMPENSATION TABLE*

                                                                        LONG-TERM
                                                                      COMPENSATION
                                                                         AWARDS
                                             ANNUAL COMPENSATION         COMMON           ALL
                                           -----------------------        STOCK          OTHER
                                                  SALARY    BONUS      UNDERLYING     COMPENSATION
       NAME AND PRINCIPAL POSITION         YEAR    ($)       ($)      OPTIONS(#)(1)       ($)
       ---------------------------         ----   ------   -------    -------------   ------------
William B. Ginsberg......................  1997   18,000   120,000        90,000             --
  Chairman, President and                  1996   18,000   130,000        75,000             --
  Chief Executive Officer                  1995   18,000   100,000       112,500             --
J. Barclay Knapp.........................  1997   18,000        --            --             --
  Executive Vice President and             1996   18,000        --            --             --
  Chief Operating Officer                  1995   18,000        --         7,500             --
Richard J. Lubasch.......................  1997   12,000    40,000        30,000             --
  Senior Vice President -- General         1996   12,000    50,000        22,500             --
  Counsel, Treasurer and Secretary         1995   12,000    55,000        22,500             --
Stanton N. Williams(2)...................  1997   12,000    40,000        30,000             --
  Vice President -                         1996   12,000    50,000        30,000             --
  Chief Financial Officer                  1995   12,000    55,000        45,000             --
Gregg Gorelick...........................  1997    9,000    10,000         7,500             --
  Vice President -- Controller             1996    9,000    20,000         7,500             --
                                           1995    9,000    25,000         3,750             --

---------------
 * CCI provided management, financial, legal and technical services to the Company until the CCI Merger. Amounts charged to the Company by CCI consisted of salaries and indirect costs allocated to the Company. For the years ended December 31, 1996 and 1995, CCI charged the Company $232,000 and $896,000, respectively. In August 1996, upon the CCI Merger, NTL commenced providing management, financial, legal and technical services to the Company. Amounts charged to the Company consist of salaries and indirect costs allocated to the Company. In 1997 and 1996, NTL charged the Company $871,000 and $351,000, respectively. It is not practicable to determine the amounts of these expenses that would have been incurred had the Company operated as an unaffiliated entity. However, in the opinion of management of the Company, the allocation method is reasonable. The named executives had received salaries from CCI and now receive salaries from NTL and spend portions of their time providing executive management to the Company.

(1) After giving retroactive effect to the 3-for-2 stock split by way of stock dividend, paid on April 14, 1998.

(2) Mr. Williams was appointed Vice President and Chief Financial Officer in March 1995.

OPTION GRANTS TABLE

     The following table provides information on stock option grants during 1997 to the named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS                    POTENTIAL REALIZABLE
                                    ------------------------------------------------   VALUE AT ASSUMED ANNUAL
                                    NUMBER OF    % OF TOTAL                              RATE OF STOCK PRICE
                                    SECURITIES    OPTIONS                              APPRECIATION FOR OPTION
                                    UNDERLYING   GRANTED TO   EXERCISE                         TERM(2)
                                     OPTIONS     EMPLOYEES     OR BASE                 -----------------------
                                     GRANTED     IN FISCAL      PRICE     EXPIRATION     5%($)        10%($)
               NAME                   (#)(1)        YEAR      ($/SHARE)      DATE        $30.41       $48.42
               ----                 ----------   ----------   ---------   ----------   ----------   ----------
William B. Ginsberg...............    90,000       53.10%       18.67      03/10/07    1,056,600    2,677,800
J. Barclay Knapp..................        --          --           --            --           --           --
Richard J. Lubasch................    30,000       17.70        18.67      03/10/07      352,200      892,600
Stanton N. Williams...............    30,000       17.70        18.67      03/10/07      352,200      892,600
Gregg Gorelick....................     7,500        4.42        18.67      03/10/07       88,050      223,150

---------------
(1) All options were granted on March 11, 1997 at an exercise price equal to the closing price of the Common Stock on The Nasdaq Stock Market's National Market ("NNM") on such date after giving retroactive effect to the 3-for-2 stock split by way of stock dividend, paid on April 14, 1998; 20% were exercisable upon issuance, 20% became exercisable on January 1, 1998 and an additional 20% will become exercisable on each of January 1, 1999, 2000 and 2001. Upon a change of control of the Company all unvested options become fully vested and exercisable.

(2) The amounts shown in these columns are the potential realizable value of options granted at assumed rates of stock price appreciation (5% and 10%) specified by the SEC, and have not been discounted to reflect the present value of such amounts. The assumed rates of stock price appreciation are not intended to forecast the future appreciation of the Common Stock.

OPTION EXERCISES AND YEAR-END VALUE TABLE

     The following table provides information on stock option exercises during 1997 by the named executive officers and the value at December 31, 1997 of unexercised in-the-money options held by each of the named executive officers after giving retroactive effect to the 3-for-2 stock split by way of stock dividend, paid on April 14, 1998.

            AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR-END AND
                         FISCAL YEAR-END OPTION VALUES

                                                                   NUMBER OF SECURITIES         VALUE OF
                                                                        UNDERLYING         UNEXERCISED IN-THE-
                                        SHARES                     UNEXERCISED OPTIONS      MONEY OPTIONS AT
                                      ACQUIRED ON                     AT FY-END (#)            FY-END ($)*
                                       EXERCISE        VALUE         EXERCISABLE(E)/         EXERCISABLE(E)/
                NAME                      (#)       REALIZED ($)     UNEXERCISABLE(U)       UNEXERCISABLE(U)
                ----                  -----------   ------------   --------------------    -------------------
William B. Ginsberg.................        --             --            567,423(E)            12,867,447(E)
                                                                         195,750(U)             2,116,950(U)
J. Barclay Knapp....................        --             --            264,779(E)             7,239,230(E)
                                                                          18,750(U)               318,910(U)
Richard J. Lubasch..................        --             --             94,535(E)             2,083,872(E)
                                                                          48,750(U)               495,630(U)
Stanton N. Williams.................    34,877        569,958             81,000(E)               979,080(E)
                                                                          69,000(U)               698,520(U)
Gregg Gorelick......................     2,250         33,818             53,378(E)             1,454,066(E)
                                                                          13,125(U)               142,565(U)

---------------
* Based on the closing price on the NNM on December 31, 1997 of $31.17, after giving retroactive effect to the 3-for-2 stock split by way of stock dividend, paid on April 14, 1998.

PERFORMANCE GRAPH

     The following graph sets forth the Company's cumulative shareholder return from December 31, 1992 through December 31, 1997 as well as The Nasdaq Stock Market (U.S.) Index and the Center for Research in Security Prices ("CRSP") Index of Nasdaq Telecommunications Stocks during such time period.

                                         'Cellular               NASDAQ           NASDAQ Stock
        Measurement Period             Communications      Telecommunications     Market (U.S.)
      (Fiscal Year Covered)         International, Inc.'         Stocks               Index
12/31/92                                   100.00                100.00              100.00
12/31/93                                   344.58                154.19              114.80
12/30/94                                  1033.75                128.69              112.21
12/29/95                                  1015.92                168.51              158.70
12/31/96                                   689.16                172.29              195.19
12/31/97                                  1110.98                254.48              239.53

---------------
Note: Stock price performance shown above for the Common Stock is historical and not necessarily indicative of future price performance.

                          RATIFICATION OF APPOINTMENT
                            OF INDEPENDENT AUDITORS
                                    (ITEM 2)

     Subject to ratification by the stockholders, the Board of Directors has reappointed Ernst & Young LLP as independent auditors to audit the financial statements of the Company for the year ending December 31, 1998.

     Representatives of the firm of Ernst & Young LLP are expected to be present at the meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     The ratification of the selection of Ernst & Young LLP as the Company's independent auditors for 1998 will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the annual meeting and entitled to vote. In determining whether the proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal; broker non-votes will be disregarded and have no effect on the outcome of the vote.

              THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS
                           VOTE FOR SUCH RATIFICATION

                  PROPOSAL TO AMEND THE FOURTH ARTICLE OF THE
                 RESTATED CERTIFICATE OF INCORPORATION OF CCIL
          TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
                                    (ITEM 3)

     Subject to approval by stockholders, the Board of Directors has unanimously approved a proposed amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 25,000,000 to 75,000,000 shares.


     As of April 14, 1998, after giving effect to the 3-for-2 stock split by way of stock dividend paid on that date, there was 16,516,970 shares of Common Stock issued and outstanding. Approximately 2,159,000 additional shares of Common Stock were reserved for issuance upon the conversion of the Company's 6% Convertible Subordinated Notes Due 2005 into Common Stock, approximately 2,230,000 additional shares of Common Stock were reserved for issuance upon exercise of options and approximately 673,000 additional shares of Common Stock were reserved for issuance upon exercise of warrants. Accordingly, only a total of approximately 3,421,000 authorized but unissued and unreserved shares of Common Stock are now available for future issuance.


     The Board of Directors believes the Company's ability to meet business requirements and to take advantage of financial opportunities would be enhanced substantially if the proposed increase in authorized shares is approved. The Board believes that the adoption of the proposed amendment will enable the Company to respond promptly and appropriately to business opportunities, such as to finance acquisitions of other companies or businesses or other transactions with Common Stock and to meet any proper corporate purpose, including, without limitation, opportunities to raise additional funds through equity based financings, or stock splits or dividends, issuance pursuant to stock option or other employee benefit or incentive compensation plans or agreements, and availability upon conversion of debt or equity securities.

     If the proposed amendment is approved, the Board of Directors could authorize the issuance of additional shares (up to new maximum number of authorized shares) for any proper purpose, at such time and for such consideration as the Board may determine to be appropriate, without further stockholder approval, unless otherwise required by applicable law or by the rules of the Nasdaq or any other stock exchange on which the Company's securities are listed. The Board of Directors believes that if authorization of any increase in the Common Stock were postponed until a specific need arose, the delay and expense incident to obtaining the approval of stockholders at that time might deprive the Company of the flexibility the Board views as important in facilitating the effectiveness of the Company's shares, eliminate the opportunity to effect corporate actions or reduce the anticipated benefits and impair the Company's ability to meet its financing or other objectives.

     The additional shares of Common Stock for which authorization is sought would become part of the existing class of Common Stock and, when issued, would be identical to the shares of Common Stock now authorized and issued. The authorization of additional shares of Common Stock would not have any effect on the rights of existing security holders. No stockholder of the Company has, or as a result of the proposed amendment would have, any pre-emptive right to subscribe for, purchase or otherwise acquire any stock of the Company. Accordingly, if the proposed amendment is approved, a substantial amount of Common Stock would be available for issuance to any entity which might wish to make an investment in the Company on terms deemed by the Board of Directors to be in the best interests of the Company and its stockholders. There are no present active discussions concerning such an investment. However, issuance of additional shares of Common Stock, other than on a pro rata basis to all current stockholders, would dilute the voting rights of present holders of any additional shares of Common Stock and other relevant facts and circumstances, it is possible that issuance of such Common Stock could have a dilutive effect on the stockholders' equity and earnings per share attributable to such present holders.

     While not the intent of the Board of Directors, approval of the proposed amendment could have the effect of discouraging a takeover attempt in that the Company's Board could consider issuing the additional shares of Common Stock to impede any unsolicited bid for control of the Company which the Board believed was not in the best interests of the Company and its stockholders. Availability as a defensive response to a takeover attempt was not a motivating factor in the Board's approval of the proposed amendment. No takeover bid has been proposed to or discussed with the Company and, to the Company's best knowledge, no such bid is under consideration.

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock as a class is required for approval of this amendment. Abstentions and broker non-votes will have the same effect as votes against approval of the proposed amendment.

     The first paragraph of the Fourth Article of the Restated Certificate of Incorporation, including the changes effected by the proposed amendment to increase the number of authorized shares of Common Stock, will be substantially in the form set forth in Appendix A attached to this Proxy Statement.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Proposals of stockholders intended to be presented at the 1999 Annual Meeting must be received by the Company at the address set forth on the first page of this Proxy Statement on or before December 29, 1998, to be considered for inclusion in the Company's Proxy Statement and Form of Proxy relating to that meeting.

                                 OTHER BUSINESS

     The Board of Directors is not aware of any matters other than those set forth in this Proxy Statement that will be presented for action at the Annual Meeting and does not intend to bring any other matters before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, or at any adjournment or postponement thereof, it is the intention of the persons named in the accompanying proxy to vote on such matters as they, in their discretion, may determine.

                                          By order of the Board of Directors,

                                          RICHARD J. LUBASCH
                                          Secretary

New York, New York
April 28, 1998

                                                                      APPENDIX A

     FOURTH: A. AUTHORIZED CAPITAL. The total number of shares of stock which the Corporation shall have the authority to issue is 77,500,000 consisting of 75,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"), and 2,500,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock").

PROXY


                  CELLULAR COMMUNICATIONS INTERNATIONAL, INC.

                   110 EAST 59TH STREET, NEW YORK, N.Y. 10022
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON JUNE 3,
                                      1998

  The undersigned hereby appoints William S. Ginsberg, J. Barclay Knapp and Richard J. Lubasch, and each of them, with full power of substitution, proxies to represent the undersigned at the Annual Meeting of Stockholders of Cellular Communications International, Inc. to be held at 9:15 a.m., local time, on Wednesday, June 3, 1998, at The Waldorf Astoria Hotel, fourth floor, Park Avenue Center/North, located at 301 Park Avenue, New York, New York 10022 and at any adjournment or postponement thereof, and thereat to vote all of the shares of stock which the undersigned would be entitled to vote, with all the powers the undersigned would possess if personally present. The Board of Directors recommend that you vote FOR the following proposals.


  1. Election of Directors: Nominees: Sidney R. Knafel and Del Mintz

[ ]   VOTE FOR both nominees listed, except as          [ ]   VOTE WITHHELD from both nominees.
      marked to the contrary above.  (TO
      WITHHOLD YOUR VOTES FOR EITHER INDIVIDUAL
      NOMINEE STRIKE A LINE THROUGH THE
      NOMINEE'S NAME IN THE LIST ABOVE.)

  2. Ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 1998.

            [ ]  FOR            [ ]  AGAINST            [ ]  ABSTAIN

  3. To approve an amendment of the Fourth Article of the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 25,000,000 to 75,000,000.

            [ ]  FOR            [ ]  AGAINST            [ ]  ABSTAIN

          (Please date and sign on reverse side and return promptly.)

                          (Continued from other side)

  4. In their discretion, to act upon such other business as may properly come before the meeting or any adjournment or adjournments thereof.

  THE PROXY HOLDERS WILL VOTE THE SHARES REPRESENTED BY THIS PROXY IN THE MANNER INDICATED ON THE REVERSE SIDE HEREOF. UNLESS A CONTRARY DIRECTION IS INDICATED, THE PROXY HOLDERS WILL VOTE SUCH SHARES "FOR" THE PROPOSALS SET FORTH ON THE REVERSE SIDE HEREOF. IF ANY FURTHER MATTERS PROPERLY COME BEFORE THE ANNUAL MEETING, IT IS THE INTENTION OF THE PERSONS NAMED ABOVE TO VOTE SUCH PROXIES IN ACCORDANCE WITH THEIR BEST JUDGMENT.

                                              ----------------------------------
                                                          Signature

                                              ----------------------------------
                                                          Signature

                                              Dated, 1998

                                              In case of joint owners, each
                                              joint owner must sign. If signing
                                              for a corporation or partnership
                                              or as agent, attorney or
                                              fiduciary, indicate the capacity
                                              in which you are signing.

        PLEASE MARK, DATE AND SIGN YOUR NAME AS IT APPEARS ON THIS CARD
                      AND RETURN IN THE ENCLOSED ENVELOPE.